As filed with the Securities and Exchange Commission on May12, 2006

Registration Statement No. 333-119374

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MATRIXONE, INC.

(Exact name of registrant as specified in its charter)

Delaware	02-0372301
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

210 Littleton Road

Westford, Massachusetts 01886

(978) 589-4000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark F. O’Connell

President and Chief Executive Officer

MatrixOne, Inc.

210 Littleton Road

Westford, Massachusetts 01886

(978) 589-4000

Copy to:

David A. Westenberg, Esq.

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

(617) 526-6000

Approximate date of commencement of proposed sale to public: Completed

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐    333-            .

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐             .

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

DEREGISTRATION OF SECURITIES

On December 9, 2004, the Securities and Exchange Commission (the “SEC”) declared effective the registration statement on Form S-3 (File No. 333-119374) (the “Registration Statement”) filed by MatrixOne, Inc. (the “Company”) with respect to the resale on a continuous or delayed basis of an aggregate of 2,303,745 shares of common stock, par value [$.001] per share, of the Company (the “Shares”). The Registration Statement was filed for the benefit of the holders of Shares (the “Holders”) who received such Shares in connection with the acquisition by the Company of Synchronicity Software, Inc. The Company was obligated to file the Registration Statement by the Registration Rights Agreement dated as of August 4, 2004 (the “Registration Rights Agreement”) between the Company and James Furnivall, as Representative for the Holders (the “Representative”).

On May 11, 2006, pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of March 1, 2006, among Dassault Systèmes Corp., a Delaware corporation, DS Newco Corp., a newly-formed Delaware corporation and a direct wholly-owned subsidiary of Dassault Systèmes Corp., and Registrant, DS Newco Corp. was merged with and into the Registrant (the “Merger”). As a result of the Merger, Registrant has become a wholly-owned subsidiary of Dassault Systèmes Corp. and each issued and outstanding share of the Registrant’s stock was cancelled in exchange for the right to receive $7.25 per share of Common Stock, without interest. The Common Stock ceased trading on The NASDAQ National Market at the close of business on May 11, 2006. In connection with the Merger, Registrant has filed a Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 to terminate the registration of the Common Stock.

The offering pursuant to the Registration Statements has been terminated. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of post-effective amendments, any securities of the Registrant which remain unsold at the termination of the offering, the Registrant hereby removes from registration all shares of the Common Stock registered but not sold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, has duly caused this Post-Effective Amendment No. 1 on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Westford, State of Massachusetts, on May 11, 2006.

MATRIXONE, INC.

By:	/s/ Mark F. O’Connell
Mark F. O’Connell
President and Chief Executive Officer